Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Blake Jorgensen Levi Strauss & Co. (800) 438-0349 investor-relations@levi.com	Media Contact:	Kris Marubio Levi Strauss & Co. (415)501-6709 kmarubio@levi.com
LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER AND
FISCAL-YEAR 2010 FINANCIAL RESULTS
•	Fourth-Quarter Net Revenues Up 7% and Net Income Up 28%

•	Full-Year Net Revenues Up 7% and Net Income Up 3%
SAN FRANCISCO (February 8, 2011) — Levi Strauss & Co. (LS&Co.) today announced financial results for the fourth quarter and fiscal year ended November 28, 2010.
Highlights include:

	Three Months Ended	% Change vs. 2009	Fiscal Year Ended	% Change vs. 2009
($ millions)	Nov. 28, 2010	As Reported	Nov. 28, 2010	As Reported
Net revenues	$1,290	7%	$4,411	7%
Net income	$86	28%	$157	3%
The company grew revenues across each geographic region in fiscal year 2010, due to the strength of the Levi’s® brand, an expanded global store network and the acquisitions made in 2009. As a result, full-year net revenues were up 7 percent from the prior year and fourth-quarter net revenues were up 7 percent compared to the same period in the prior year. Full-year net income increased 3 percent over the prior year and fourth-quarter net income increased 28 percent compared to the same period in the prior year.
“In 2010, we made significant progress transforming our business and moving towards sustainable long-term growth,” said John Anderson, president and chief executive officer of Levi Strauss & Co. “We improved our profitability, and across all of our regions we grew revenues. Looking ahead, we remain committed to our strategies to enhance product, engage consumers with innovative brand experiences and expand our global presence.”
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LS&Co. FY 2010 Results/Add Two
February 8, 2011
Fourth Quarter 2010 Highlights
•	Gross profit in the fourth quarter was $647 million compared with $618 million for the same period in 2009 reflecting the increase in net revenues. Gross margin for the fourth quarter was 50.2 percent of revenues compared with 51.1 percent of revenues in the fourth quarter of 2009.

•	Selling, general and administrative (SG&A) expenses for the fourth quarter were $528 million compared with $501 million in the same period of 2009. The increase was primarily due to higher selling costs related to additional company-operated retail stores.

•	Operating income for the fourth quarter was $119 million compared with $118 million for the same period of 2009.
Regional Overview
Regional net revenues for the fourth quarter were as follows:

Net Revenues	Three Months Ended	Three Months Ended	% Increase
($ millions)	November 28, 2010	November 29, 2009	As Reported	Constant Currency
Americas	$772	$720	7%	7%
Europe	$300	$288	4%	11%
Asia Pacific	$218	$201	8%	3%
•	Higher net revenues in the Americas primarily resulted from the Levi’s® retail business and U.S. Dockers® brand.

•	Net revenues in Europe increased due to growth in the company-operated retail network across the region and improvement in the Levi’s® wholesale business.

•	Net revenues in Asia Pacific increased due to the continued expansion of the company’s brand-dedicated retail network in China and India as well as in other emerging markets, while Japan continued to decline.
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LS&Co. FY 2010 Results/Add Three
February 8, 2011
“We are pleased that we delivered top-line growth for 2010,” said Blake Jorgensen, chief financial officer of Levi Strauss & Co. “We are committed to driving long-term sustainable growth and we will continue to invest behind our strategies in 2011 as we did in 2010.”
Fiscal Year 2010 Highlights
•	Gross profit for the fiscal year was $2,223 million compared with $1,973 million in 2009. Gross margin increased to 50.4 percent of revenues for the year compared with 48.1 percent of revenues in 2009. Gross margin benefited from an increased proportion of sales from the company’s retail network.

•	Selling, general and administrative expenses were $1,842 million for 2010 compared to $1,595 million the prior year. The increase resulted from a combination of continued expansion of the company-operated store network; planned advertising and promotions to support the U.S. Levi’s® brand and U.S. Dockers® brand campaigns, as well as the global launch of Levi’s® Curve ID jeans for women and the launch of Denizen™ brand in Asia Pacific; and higher costs associated with the company’s pension.

•	Operating income for 2010 increased to $381 million compared to $378 million in 2009, inclusive of the favorable effects of currency.
Cash Flow and Balance Sheet
The company ended the fourth quarter with cash and cash equivalents of $270 million. Cash provided by operating activities was $146 million for 2010, compared with $389 million for the same period in 2009, primarily reflecting in the company’s strategic investments and inventory build in support of the company’s growth. The company ended the year with net debt of $1.59 billion. During the year, the company paid a $20 million cash dividend to common stockholders. Subsequent to the end of the company’s fiscal year, in December 2010, the company paid a $20 million cash dividend to common stockholders.
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LS&Co. FY 2010 Results/Add Four
February 8, 2011
Investor Conference Call
The company’s fourth-quarter and full-year 2010 investor conference call will be available through a live audio Webcast at http://levistrauss.com/Financials/EarningsWebcasts.aspx today, February 8, 2011, at 1 p.m. PST/4 p.m. EST. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through February 15, 2011, at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 37914694.
Forward Looking Statements
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2010, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and DenizenTM brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and franchised and company-owned stores. As of November 28, 2010, the company operated 470 stores within 27 countries. Levi Strauss & Co.’s reported fiscal 2010 net revenues were $4.4 billion. For more information, go to http://levistrauss.com.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 28,	November 29,
	2010	2009
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$269,726	$270,804
Restricted cash	4,028	3,684
Trade receivables, net of allowance for doubtful accounts of $24,617 and $22,523	553,385	552,252
Inventories:
Raw materials	6,770	6,818
Work-in-process	9,405	10,908
Finished goods	563,728	433,546

Total inventories	579,903	451,272
Deferred tax assets, net	137,892	135,508
Other current assets	106,198	92,344

Total current assets	1,651,132	1,505,864
Property, plant and equipment, net of accumulated depreciation of $683,258 and $664,891	488,603	430,070
Goodwill	241,472	241,768
Other intangible assets, net	84,652	103,198
Non-current deferred tax assets, net	559,053	601,526
Other assets	110,337	106,955

Total assets	$3,135,249	$2,989,381

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$46,418	$18,749
Current maturities of long-term debt	—	—
Current maturities of capital leases	1,777	1,852
Accounts payable	212,935	198,220
Other accrued liabilities	275,443	271,019
Accrued salaries, wages and employee benefits	196,152	195,434
Accrued interest payable	9,685	28,709
Accrued income taxes	17,115	12,993

Total current liabilities	759,525	726,976
Long-term debt	1,816,728	1,834,151
Long-term capital leases	3,578	5,513
Postretirement medical benefits	147,065	156,834
Pension liability	400,584	382,503
Long-term employee related benefits	102,764	97,508
Long-term income tax liabilities	50,552	55,862
Other long-term liabilities	54,281	43,480

Total liabilities	3,335,077	3,302,827

Commitments and contingencies
Temporary equity	8,973	1,938

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock—$.01 par value; 270,000,000 shares authorized; 37,322,358 shares and 37,284,741 shares issued and outstanding	373	373
Additional paid-in capital	18,840	39,532
Accumulated earnings (deficit)	33,346	(123,157)
Accumulated other comprehensive loss	(272,168)	(249,867)

Total Levi Strauss & Co. stockholders’ deficit	(219,609)	(333,119)
Noncontrolling interest	10,808	17,735

Total stockholders’ deficit	(208,801)	(315,384)

Total liabilities, temporary equity and stockholders’ deficit	$3,135,249	$2,989,381

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended	Year Ended	Year Ended
	November 28,	November 29,	November 30,
	2010	2009	2008
	(Dollars in thousands)
Net sales	$4,325,908	$4,022,854	$4,303,075
Licensing revenue	84,741	82,912	97,839

Net revenues	4,410,649	4,105,766	4,400,914
Cost of goods sold	2,187,726	2,132,361	2,261,112

Gross profit	2,222,923	1,973,405	2,139,802
Selling, general and administrative expenses	1,841,562	1,595,317	1,614,730

Operating income	381,361	378,088	525,072
Interest expense	(135,823)	(148,718)	(154,086)
Loss on early extinguishment of debt	(16,587)	—	(1,417)
Other income (expense), net	6,647	(39,445)	(303)

Income before income taxes	235,598	189,925	369,266
Income tax expense	86,152	39,213	138,884

Net income	149,446	150,712	230,382
Net loss (income) attributable to noncontrolling interest	7,057	1,163	(1,097)

Net income attributable to Levi Strauss & Co.	$156,503	$151,875	$229,285

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	November 28,	November 29,	November 30,
	2010	2009	2008
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$149,446	$150,712	$230,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104,896	84,603	77,983
Asset impairments	6,865	16,814	20,308
(Gain) loss on disposal of property, plant and equipment	(248)	(175)	40
Unrealized foreign exchange (gains) losses	(17,662)	14,657	50,736
Realized loss (gain) on settlement of forward foreign exchange contracts not designated for hedge accounting	16,342	50,760	(53,499)
Employee benefit plans’ amortization from accumulated other comprehensive loss	3,580	(19,730)	(35,995)
Employee benefit plans’ curtailment loss (gain), net	106	1,643	(5,162)
Noncash (gain) loss on extinguishment of debt, net of write-off of unamortized debt issuance costs	(13,647)	—	394
Amortization of deferred debt issuance costs	4,332	4,344	4,007
Stock-based compensation	6,438	7,822	6,832
Allowance for doubtful accounts	7,536	7,246	10,376
Deferred income taxes	31,113	(5,128)	75,827
Change in operating assets and liabilities (excluding assets and liabilities acquired):
Trade receivables	(30,259)	27,568	61,707
Inventories	(148,533)	113,014	(21,777)
Other current assets	(20,131)	5,626	(25,400)
Other non-current assets	(7,160)	(11,757)	(16,773)
Accounts payable and other accrued liabilities	39,886	(58,185)	(100,388)
Income tax liabilities	6,330	(3,377)	3,923
Accrued salaries, wages and employee benefits	(18,463)	(20,082)	(30,566)
Long-term employee related benefits	6,335	26,871	(35,112)
Other long-term liabilities	19,120	(4,452)	6,922
Other, net	52	(11)	44

Net cash provided by operating activities	146,274	388,783	224,809

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(154,632)	(82,938)	(80,350)
Proceeds from sale of property, plant and equipment	1,549	939	995
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(16,342)	(50,760)	53,499
Acquisitions, net of cash acquired	(12,242)	(100,270)	(959)
Other	(114)	—	—

Net cash used for investing activities	(181,781)	(233,029)	(26,815)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	909,390	—	—
Repayments of long-term debt and capital leases	(866,051)	(72,870)	(94,904)
Short-term borrowings, net	27,311	(2,704)	12,181
Debt issuance costs	(17,546)	—	(446)
Restricted cash	(700)	(602)	(1,224)
Repurchase of common stock	(78)	—	—
Dividends to noncontrolling interest shareholders of Levi Strauss Japan K.K.	—	(978)	(1,114)
Dividend to stockholders	(20,013)	(20,001)	(49,953)

Net cash provided by (used for) financing activities	32,313	(97,155)	(135,460)

Effect of exchange rate changes on cash and cash equivalents	2,116	1,393	(7,636)

Net (decrease) increase in cash and cash equivalents	(1,078)	59,992	54,898
Beginning cash and cash equivalents	270,804	210,812	$155,914

Ending cash and cash equivalents	$269,726	$270,804	$210,812

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$147,237	$135,576	$154,103
Income taxes	52,912	56,922	63,107
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.